UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2020

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

170 Pater House, Psaila Street

Birkirkara, Malta, BKR 9077

(Address of principal executive offices)

356 2757 7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2020, the Board of Directors (the “Board”) of Esports Entertainment Group, Inc. (the “Company”), appointed Mr. Stuart Tilly, the Company’s Chief Legal Officer and Secretary, as a member of the Board (the “Appointment”). Below is a description of Mr. Tilly’s professional work experience.

Stuart Tilly, Age 42, Chief Legal Officer, Secretary, and Director

Mr. Tilly combines over 15 years of experience in the online gaming industry having previously trained and qualified as a Solicitor. Previously, he had been involved in several online gaming companies, holding positions including Founder and Chief Executive Officer, Chief Legal Officer and Non-Executive Director and board member. From 2016 through 2020, Stuart was the Chief Executive Officer for Argyll Entertainment AG, a UK licensed online sports betting and gaming company. From 2014 to 2020, he was also Founder and Chief Executive Officer of Flip Sports Limited, a mobile games development company. From 2012 to 2016 he was Founder and Executive Director of iGaming Counsel, a legal and commercial advisory firm to the online gaming industry. From 2005 to 2012 he held senior legal positions in the online gaming industry. Stuart was also a founding member of the International Social Games Association, an industry trade body for the social gaming industry and a non-executive advisor to Game Sparks Limited, a games platform as a service company. He has a law degree from the University of Exeter and an LPC Masters Degree from Nottingham Trent Law School. Stuart trained and qualified as a solicitor at Magic Circle law firm, Allen & Overy LLP.

Family Relationships

Mr. Tilly does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

A previously reported on our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 1, 2020, on August 1, 2020, the Company entered into a consulting agreement with Rivington Law (the “Tilly Consulting Agreement”), whereby Stuart Tilly, as a consultant to the Company, will among other things, provide legal services to the Company. The Company has appointed Mr. Tilly as Chief Legal Officer and Secretary. Pursuant to the Tilly Consulting Agreement, Mr. Tilly is entitled to receive £18,000 per month. Mr. Tilly will be eligible for discretionary cash bonuses as determined from time to time by the Board or Compensation Committee as well as participation in any executive stock option plan consistent with other C-level officers, once adopted by the Company. Either party may terminate the Tilly Consulting Agreement upon six months written notice (the “Notice Period”). The Company may, at is sole discretion, terminate the Tilly Consulting Agreement immediately by paying all amounts that otherwise would have been due owing during the Notice Period. On the date of termination, for any reason whatsoever, Mr. Tilly will only be entitled to any outstanding fees or consideration earned and owed though the date of such termination.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Tilly Consulting Agreement, and such description is qualified in its entirety by reference to the full text of the Tilly Consulting Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Consulting Agreement, by and between Esports Entertainment Group, Inc. and Rivington Law (incorporated herein by reference to Exhibit 10.31 to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 1, 2020)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: December 8, 2020	By:	/s/ Grant Johnson
Grant Johnson Chief Executive Officer